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                                                                EXHIBIT 99(A)(4)
                             SAMSONITE CORPORATION

                          OFFER TO PURCHASE FOR CASH
                     12,000,000 SHARES OF ITS COMMON STOCK
                                      AT
                             $40.00 NET PER SHARE

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 THE OFFER, PRORATION PERIOD, AND WITHDRAWAL RIGHTS WILL EXPIRE AT
 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, JUNE 17, 1998, UNLESS THE OFFER IS EXTENDED. TENDERING STOCKHOLDERS HAVE THE RIGHT TO WITHDRAW SHARES TENDERED AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER AND THEY MAY WITHDRAW SHARES AFTER JULY 15, 1998 UNLESS ACCEPTED BY THE COMPANY PRIOR TO THAT DATE.

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                                                                   May 20, 1998

To: Brokers, Dealers, Commercial Banks,
    Trust Companies and Other Nominees:

  We have been appointed by Samsonite Corporation, a Delaware corporation (the "Company"), to act as Information Agent in connection with the Company's offer to purchase up to 12,000,000 shares of its common stock, par value $.01 per share (the "Common Stock"), and the associated preferred stock purchase rights (the "Rights") (the Common Stock and the Rights, on and after the date of their distribution, are herein referred to as the "Shares"), at $40.00 per Share, net to the seller in cash, upon the terms and conditions set forth in the Offer to Purchase dated May 20, 1998 (the "Offer to Purchase") and in the related Letter of Transmittal (which together constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

  THE OFFER IS CONDITIONED UPON THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER 8,750,000 SHARES, WHICH NUMBER CONSTITUTES APPROXIMATELY 43% OF THE SHARES OUTSTANDING ON MAY 15, 1998. THE OFFER IS ALSO CONDITIONED ON, AMONG OTHER THINGS, THE COMPANY'S HAVING OBTAINED SUFFICIENT FINANCING TO PURCHASE SHARES PURSUANT TO THE OFFER, TO REFINANCE CERTAIN EXISTING DEBT AND TO PAY RELATED FEES AND EXPENSES.

  For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

    1. The Offer to Purchase dated May 20, 1998;

    2. The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

    3. The Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares and all other required documents cannot be delivered to the Depositary, or if the procedures for book-entry transfer cannot be completed, by the Expiration Date (as defined in the Offer to Purchase);

    4. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

    5. A letter to stockholders of the Company from Luc Van Nevel, President and Chief Executive Officer of the Company;
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    6. Press release issued by the Company, dated May 20, 1998;

    7. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding; and

    8. A return envelope addressed to Boston EquiServe (BankBoston, N.A., the Depositary).

  WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, JUNE 17, 1998, UNLESS THE OFFER IS EXTENDED. TENDERING STOCKHOLDERS HAVE THE RIGHT TO WITHDRAW SHARES TENDERED AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER AND THEY MAY WITHDRAW SHARES AFTER JULY 15, 1998 UNLESS ACCEPTED BY THE COMPANY PRIOR TO THAT DATE.

  The Company will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Managers, the Depositary and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Company will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers.

  The Company will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

  In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer of Shares, and any other required documents, should be sent to the Depositary, and certificates representing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the Instructions set forth in the Letter of Transmittal and in the Offer to Purchase.

  If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures specified in "THE OFFER--Section 3" in the Offer to Purchase.

  Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase.


                                          Very truly yours,



                                          INNISFREE M&A INCORPORATED

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE COMPANY, THE INFORMATION AGENT, THE DEPOSITARY, THE DEALER MANAGERS OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.


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